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                                                                  Exhibit 10.407

[INLAND LOGO]

INLAND REAL ESTATE ACQUISITIONS, INC.
2901 Butterfield Road
Oak Brook, IL 60523
Phone: (630) 218-4948 Fax: 4935
www.inlandgroup.com

                                                  August 27, 2004

Seller or Beneficiary of the Titleholding Trust (Seller) or Holder of the Power of Direction
c/o Continental 130 Fund LLC
Attn: Tom Keenan/Terry Aceto
W134 N8675 Executive Parkway
Menomonee Falls, WI 53051-3310

      RE:   PUBLIX SHOPPING CENTER
            MT. PLEASANT, SOUTH CAROLINA

Gentlemen:

     This letter represents this corporation's offer to purchase ("Contract") the Publix Shopping Center with approximately 63,864 net rentable square feet, situated on approximately 12 acres of land, located on U.S. Highway 17 and Park West Boulevard, Mt. Pleasant, South Carolina. (see Exhibit A attached)

     The above property shall include all the land and buildings and common facilities, as well as all personalty within the buildings and common areas, supplies, landscaping equipment, and any other items presently used on the site and belonging to owner.

     This corporation or its nominee will consummate this transaction on the following basis:

     1. The total purchase price shall be $12,100,734.00 all cash, plus or minus prorations, WITH NO MORTGAGE CONTINGENCIES, to be paid at CLOSING 10 BUSINESS DAYS following the expiration of the Inspection Period.

          Purchaser shall allocate the land, building and depreciable improvements prior to closing.

     2. The initial Earnest Money shall be One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00). Unless Buyer has terminated this Agreement by the expiration of the Inspection Period, the Earnest Money shall be released to Seller.

     3. There are no real estate brokerage commissions involved in this transaction.

     4. Seller represents and warrants (TO THE BEST OF THE SELLER'S KNOWLEDGE), that the above referenced property is leased to the tenants described on Exhibit A. Any concessions given to any tenants that extend beyond the closing day shall be settled at closing by Seller giving a full cash credit to Purchaser for any and all of those concessions.

     5. Seller warrants and represents that to Seller's knowledge and except as described in the Seller Deliveries (as hereafter defined) (a) the property is free of municipal violations, (b) the interior and exterior structures are in a good state of repair and structural problems, (c) property is in full compliance with Federal, State, City and County ordinances, environmental laws and concerns and (d) there are no options or rights of first refusal to purchase, nor is there any contemplated condemnation of any part of the property, nor are there any current or contemplated assessments. Notwithstanding the above, Publix had a right of first offer to purchase the Propery which was waived by Publix. A copy of the letter from Publix waiving their right of first offer is attached as Exhibit C.

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PUBLIX SHOPPING CENTER -- MT. PLEASANT, SC                             PAGE 2
AUGUST 27, 2004

     6. Prior to closing, Seller shall not enter into or extend any agreements without Purchaser's approval which shall not be unreasonable withheld or delayed and any contract presently in existence not accepted by Purchaser shall be terminated by Seller. Any work presently in progress on the property shall be completed by Seller prior to closing.

     7. Prior to closing Seller shall furnish Purchaser with estoppel letters reasonably acceptable to Purchaser from all tenants at the Property. Purchaser's sole remedy in connection with any failure of Seller to deliver acceptable estoppels shall be to terminate the contract by written notice to Seller and receive its earnest money.

     8. Seller is responsible for payment of any LEASING BROKERAGE FEES or commissions which are due any leasing brokers for the existing leases stated above or for the renewal of same.

     9. This offer is subject to Seller supplying to Purchaser prior to closing a certificate of insurance from the tenants and guarantors in the form as required in the leases.

     10. The above sale of the real estate shall be consummated by conveyance of a full warranty deed subject to easements, restrictions and covenants of record from Seller to Purchaser's designee, with the Seller paying any city, state, or county transfer taxes for the closing, and Seller agrees to cooperate with Purchaser's lender, if any, and the money lender's escrow, provided that such shall be at Purchaser's sole expense.

     11. The closing shall occur through Chicago Title & Trust Company, in Chicago, Illinois with Nancy Castro as Escrowee, 10 business days following the expiration of the Inspection Period, at which time title to the above property shall be marketable; i.e., free and clear of all liens, subject to easements, restrictions and covenants of record, and an ALTA form B owner's title policy with complete extended coverage, waiving off all new construction, 3.1 zoning including parking and loading docks, and insuring all improvements as legally conforming uses and not as non-conforming or conditional uses, paid by Seller, shall be issued, Seller shall provide a title commitment consistent with the foregoing within twenty (20) days of mutual acceptance of this Contract. All warranties and representations shall be true now and at closing and surviving the Closing for a period of one (1) year, and each party shall be paid in cash their respective credits, including, but not limited to, security deposits, rent and expenses. At Closing, Seller shall provide 1) a credit to Purchaser for all unpaid real estate taxes for the year prior to closing and 2) with regard to the year of closing, Seller shall provide Purchaser with a credit in the amount equal to the estimated real estate taxes collected by Seller from tenants which pay estimated real estate taxes on a monthly basis.

     12. Purchaser's obligation to close in contingent upon neither Seller (Landlord) nor any tenant and guarantor being in default under the Leases at closing.

     13. Seller warrants and represents that he has paid all unemployment taxes to date.

     14. Prior to closing, Seller shall furnish to Purchaser copies of all guarantees and warranties which Seller received from any and all contractors and sub-contractors pertaining to the property. This offer is subject to Purchaser's satisfaction that all guarantees and warranties survive the closing and are assignable and transferable to any titleholder now and in the future.

     15. Twenty (20) days after mutual acceptance of this Agreement, Seller must provide the title as stated above and a current Urban ALTA/ACSM spotted survey in accordance with the minimum standard detail requirements for ALTA/ACSM Land Title surveys jointly established and adopted by ALTA and ACSM in 1999 and includes all Table A optional

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PUBLIX SHOPPING CENTER -- MT. PLEASANT, SC                             PAGE 3
AUGUST 27, 2004

          survey responsibilities other than the topographies, being #5 of Table
          A. Buyer shall pay the cost of the updated survey, unless this transaction closes, in which case Seller shall pay.

     16. As an inducement for Purchaser to purchase the Property notwithstanding the vacant 1531 square feet noted on Exhibit A ("Vacant Space"), Seller agrees to pay to Purchaser each month as set forth below, for the period not to exceed the first twelve (12) months immediately following the Closing Date ("Master Lease Term"), until the Vacant Space is leased, rent at a rate of $18.50 per square foot plus an amount to reimburse Common Area Maintenance ("CAM"), Insurance and taxes for the Vacant Space at the rate of 3.85 per square foot (collectively the "Vacant Space Rent"), which the parties agree is the value of such space for which Purchaser has paid Seller under this Agreement. The Seller will be responsible for leasing the Vacant Space for the Master Lease Term and agrees to use its best efforts to lease such space upon terms generally available in the area where the Premises are located, and provided that the rent for such lease is at least $18.50 per square foot, plus full pass throughs for CAM, insurance and taxes consistent with the terms and conditions of the other Leases (except the Publix Lease). Purchaser retains the right to reasonably approve potential tenants and shall in good faith evaluate all potential tenants of the Vacant Space. Purchaser may reject any lease which is proposed by Seller the rental for which is less than $18.50 per square foot plus CAM, taxes and insurance. Seller shall be solely liable for all build out costs, commissions, concessions and all other costs and charges incurred in connection with the leasing of any portion of the Vacant Space (unless any such costs are offset by Vacant Space Rent being in excess of $18.50 per square foot) and shall indemnify and guaranty to Purchaser all such costs. Seller shall be solely liable to any such tenant for any "punch list" items and "call backs" requested by any such tenant within one year of the inception of such lease. Seller agrees that if it fails to lease the Vacant Space by the expiration of the Master Lease Term, Seller shall put the Vacant Space into rentable condition.

          Purchaser acknowledges that Seller has delivered the inducements, abatements, concessions or cash payments given to tenants and (Leases) and any and all reports, environmental, appraisal, investigations of studies in the Seller's possession with respect to the Property identified on the attached Exhibit B (collectively "Seller's Deliveries"). Purchaser acknowledges that except with respect to Leases, Seller does not warranty or represent to the accuracy of any information contained in the Seller's Deliveries. Seller agrees to cooperate fully with Purchaser and Purchaser's representatives to facilitate Purchaser's evaluations and reports at Purchaser's sole expense, including at least a one-year audit of the books and records of the property thirty (30) days from the date of execution of this Purchase Contract ("Inspection Period"), during which time to, among other things, complete Purchaser's due diligence.

          At the end of the Inspection Period, Purchaser shall either indicate Purchaser's decision to terminate this Contract for any reason or shall waive any of the above contingencies or shall notify Seller of Purchaser's decision to terminate this Contract for any reason, in which latter case the Contract shall expire and the Earnest Money shall be returned to Purchaser. In the event Purchaser shall fail to notify Seller of the satisfaction or waiver of the contingencies on or before the expiration of the Inspection Period, the same shall be deemed to have been waived and the parties should proceed to closing.

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PUBLIX SHOPPING CENTER -- MT. PLEASANT, SC                             PAGE 4
AUGUST 27, 2004

     If this offer is acceptable, please HAVE THE SELLER sign the original of this letter and initial each page, keeping copies for your files and returning the original to me by September 3, 2004,

                                           Sincerely,
ACCEPTED:
CONTINENTAL 130 FUND LLC, a Wisconsin      INLAND REAL ESTATE ACQUISITIONS, INC.
limited liability company                  or nominee


By: CONTINENTAL PROPERTIES COMPANY,        /s/ Lou Quilici
INC., a Wisconsin corporation, its manager ---------------
                                           Lou Quilici
                                           Senior Vice President


By:   /s/ Daniel J. Minahan                /s/ G. Joseph Cosenza
      ------------------------------------ ---------------------
      Daniel J. Minahan                    G. Joseph Cosenza
      President                            Vice Chairman

Date:       09.08.04
      ------------------------------------